UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 5, 2008
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
(Exact name of Registrant as Specified in its Charter)

Maryland	001-13417	13-3950486

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Metroplex Drive, Suite 100, Edison, New Jersey 08817
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code (732) 548-0101
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On March 15, 2005, Hanover Capital Mortgage Holdings, Inc. (the “Company”) completed a private placement of $20 million of trust preferred securities (the “Securities”) through Hanover Statutory Trust I (the “Trust”), a statutory trust formed by the Company for that purpose. In connection with that issuance, the Company entered into an Amended and Restated Trust Agreement, dated March 15, 2005, among the Company, JP Morgan Chase Bank, National Association, Chase Bank USA, National Association, and the administrative trustees named therein, pursuant to which the Securities were issued. The proceeds from the sale of the Securities were used by the Trust to purchase from the Company $20,619,000 in aggregate principal amount of the Company’s junior subordinated notes due 2035 (the “Notes”). The Notes were issued pursuant to a junior subordinated indenture (the “Indenture”), dated March 15, 2005, by and between the Company and JP Morgan Chase Bank, National Association as trustee.
     The Bank of New York (“BNY”) successor to JP Morgan Chase Bank, now serves as Trustee.
     On June 5, 2008, the Company provided BNY with notice that, pursuant to Section 3.9(a) of the Indenture, it elected to defer the next payment of interest on the Securities, for the quarterly interest payment due on June 30, 2008.
     The Company has the right, pursuant to Section 3.9 of the Indenture, upon appropriate notice, to defer the payment of interest for a period (the “Extension Period”) of up to four (4) consecutive quarterly interest periods, so long as no Event of Default has occurred and is continuing and the Company has timely filed all 1934 Act Reports, subject to certain other restrictions set forth in Section 10.6(a) of the Indenture.
     Section 5.1(a) of the Indenture clarifies that if interest payments are being deferred during an Extension Period, this shall not constitute an Event of Default under the Indenture.
[signature on following page]

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
Date: June 11, 2008	By:	/s/ Suzette N. Berrios
Suzette N. Berrios, Vice
President and General Counsel